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                                                                  Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
S1 Corporation:

We consent to the incorporation by reference in the Post-Effective Amendment No.1 to the Form S-8 registration statement (No. 333-82381) of S1 Corporation of our reports dated February 4, 1999, relating to the consolidated balance sheet of S1 Corporation and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of S1 Corporation.


                                                /s/ KPMG LLP

                                                KPMG LLP


Atlanta, Georgia
August 7, 2000